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FORM 8-A/A
(Amendment No. 1)
Securities and Exchange Commission
Washington, D.C. 20549
For registration of certain classes of securities
pursuant to section 12(b) or (g) of the
Securities Exchange Act of 1934
NAM TAI ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

British Virgin Islands	None

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Unit C, 17 Floor Edificio Comercial Rodrigues
599 da Avenida da,
Praia Grande, Macao	N/A

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Shares $0.01 Par Value Per Share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates:
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of class)

EXPLANATORY NOTE
On December 5, 2007, registrant filed with the Registrar of Corporate Affairs of the British Virgin Islands, the jurisdiction of registrant’s organization, its Memorandum and Articles of Associations (collectively registrant’s “2007 Charter”), the instruments governing a company organized under the law of the British Virgin Islands, which are comparable in purpose and effect to certificates or articles of incorporation and bylaws of corporations organized in a state of the United States. The 2007 Charter, which became effective on December 5, 2007, amended and restated registrant’s Memorandum and Articles of Association, as amended, theretofore in effect. The purpose of adopting the 2007 Charter was to:
1.	Make registrant’s shares eligible for a direct registration system operated by a securities depository in accordance with Section 501.00 (B) of the rules of the New York Stock Exchange that shall take effect on January 1, 2008 as to companies, like the registrant, having equity securities listed on the New York Stock Exchange prior to January 1, 2007;

2.	Make various consequential amendments to the registrant’s Memorandum and Articles of Association so as to make them consistent with the BVI Business Company’s Act, 2004, as amended (the “Act”), the Act becoming effective as to registrant on January 1, 2007 superseding as of that date the International Business Companies Act, 1984, the relevant legislation which had previously governed the registrant;

3.	Eliminate the authority of the registrant to issue bearer shares that would otherwise be permitted under BVI law, which registrant’s directors believe to be inappropriate for a company with shares publicly traded in the United States;

4.	Authorize registrant’s Chief Executive Officer, Chief Financial Officer and other officers of the registrant designated by the Chairman of the Board of Directors (or the directors in the absence of designation by the Chairman of the Board of Directors), to serve as the Chairman of all meetings of shareholders in the absence of the Chairman of the Board of Directors; and

5.	Make certain other changes as are indicated Memorandum and Articles of Association of the registrant in the form attached as Exhibit 1.1 to this Amendment No. 1 to Registration Statement on Form 8-A.
Item 2. Exhibits.

Exhibit
No.	Description
1.1	Memorandum and Articles of Association, as amended and restated effective on December 5, 2007

Signature
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 13, 2007
NAM TAI ELECTRONICS, INC.

/s/ John Q. Farina
John Q. Farina Chief Financial Officer

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